EXHIBIT 3.1
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
of
CBOE HOLDINGS, INC.

CBOE Holdings, Inc., a corporation organized under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is CBOE Holdings, Inc. The Corporation was incorporated on August 15, 2006.

2.
This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 and Section 245 of the General Corporation Law of the State of Delaware (the “GCL”). This Second Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation.

3.	The text of the Second Amended and Restated Certificate of Incorporation as amended and restated shall read in full as follows:
FIRST: The name of the corporation is CBOE Holdings, Inc.
SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address shall be The Corporation Trust Company.
THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.
FOURTH: (a) Authorized Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is three hundred forty-five million (345,000,000) shares, of which:
(i)    325,000,000 shares shall be shares of Voting Common Stock, par value $.01 per share (the “Common Stock”); and
(ii)     20,000,000 shares shall be shares of preferred stock, par value $.01 per share (the “Preferred Stock”).
(b)    Common Stock. All shares of Common Stock shall have the same rights, powers and preferences.
(c)    Preferred Stock. The Board of Directors of the Corporation (the “Board”) is authorized, by resolution or resolutions, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate of designations pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, including without limitation the following:
(i)    the distinctive serial designation of such series that shall distinguish it from other series;

(ii)    the number of shares of such series, which number the Board may thereafter (except where otherwise provided in the certificate of designations) increase or decrease (but not below the number of shares of such series then outstanding);
(iii)    whether dividends shall be payable to the holders of the shares of such series and, if so, the basis on which such holders shall be entitled to receive dividends (which may include, without limitation, a right to receive such dividends or distributions as may be declared on the shares of such series by the Board, a right to receive such dividends or distributions, or any portion or multiple thereof, as may be declared on the Common Stock or any other class of stock or, in addition to or in lieu of any other right to receive dividends, a right to receive dividends at a particular rate or at a rate determined by a particular method, in which case such rate or method of determining such rate may be set forth), the form of such dividend, any conditions on which such dividends shall be payable and the date or dates, if any, on which such dividends shall be payable;
(iv)    whether dividends on the shares of such series shall be cumulative and, if so, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;
(v)    the amount or amounts, if any, which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;
(vi)    the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;
(vii)    the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;
(viii)    whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or any other securities or property of the Corporation or any other entity, and the price or prices (in cash, securities or other property or a combination thereof) or rate or rates of conversion or exchange and any adjustments applicable thereto;
(ix)    whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights required by law, and if so the terms of such voting rights, which may provide, among other things and subject to the other provisions of this Certificate of Incorporation, that each share of such series shall carry one vote or more or less than one vote per share, that the holders of such series shall be entitled to vote on certain matters as a separate class (which for such purpose may be comprised solely of such series or of such series and one or more other series or classes of stock of the Corporation); and
(x)    any other relative rights, powers, preferences and limitations of this series.
For all purposes, this Certificate of Incorporation shall include each certificate of designations (if any) setting forth the terms of a series of Preferred Stock. Subject to the rights, if any, of the holders of any series of Preferred Stock set forth in a certificate of designations, an amendment of this Certificate of Incorporation to increase or decrease the number of authorized shares of Preferred Stock (but not below the number of shares thereof then outstanding) may be adopted by resolution adopted by the Board and approved by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the then-outstanding shares of stock of the Corporation entitled to vote thereon, and no vote of the holders of any series of Preferred Stock, voting as a separate class, shall be required therefor, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock designation.
Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment of this Certificate of Incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of any such series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or the certificate of designations relating to such series of Preferred Stock, or pursuant to the GCL as then in effect.
FIFTH: (a) Definitions. As used in this Certificate of Incorporation:
(i)    the term “Act” shall mean the Securities Exchange Act of 1934, as amended;
(ii)    the term “beneficially owned” shall have the meaning set forth in Rule 13d‑3 and 13d-5 under the Act, as amended;
(iii)    the term “CBOE” shall mean the Chicago Board Options Exchange, Incorporated;
(iv)    the term “Person” shall mean an individual, partnership (general or limited), joint stock company, corporation, limited liability company, trust or unincorporated organization, or any governmental entity or agency or political subdivision thereof;
(v)    the term “Regulated Securities Exchange Subsidiary” shall mean any national securities exchange controlled, directly or indirectly, by the Corporation, including, but not limited to CBOE; and
(vi)    the term “Related Persons” shall mean (A) with respect to any Person, all “affiliates” (as such term is defined in Rule 12b‑2 under the Act) of such Person; (B) any Person associated with a member (as the phrase “Person associated with a member” is defined under Section 3(a)(21) of the Act); (C) any two or more Persons that have any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of shares of the capital stock of the Corporation; (D) in the case of a Person that is a company, corporation or similar entity, any executive officer (as defined under Rule 3b‑7 of the Act) or director of such Person and, in the case of a Person that is a partnership or a limited liability company, any general partner, managing member or manager of such Person, as applicable; (E) in the case of a Person that is a natural person, any relative or spouse of such natural person, or any relative of such spouse who has the same home as such natural person or who is a director or officer of the Corporation or any of the Corporation’s parents or subsidiaries; (F) in the case of a Person that is an executive officer (as defined under Rule 3b‑7 under the Act), or a director of a company, corporation or similar entity, such company, corporation or entity, as applicable; and (G) in the case of a Person that is a general partner, managing member or manager of a partnership or limited liability company, such partnership or limited liability, as applicable.
SIXTH: (a) Voting Limitations. Notwithstanding any other provision of this Certificate of Incorporation, (x) no Person, either alone or together with its Related Persons, as of any record date for the determination of stockholders entitled to vote on any matter, shall be entitled to vote or cause the voting of shares of stock of the Corporation, beneficially owned directly or indirectly by such Person or its Related Persons, in person or by proxy or through any voting agreement or other arrangement, to the extent that such shares represent in the aggregate more than 20% of the then outstanding votes entitled to be cast on such matter, without giving effect to this Article Sixth, and the Corporation shall disregard any such votes purported to be cast in excess of such limitation; and (y) if any Person, either alone or together with its Related Persons, is party to any agreement, plan or other arrangement relating to shares of stock of the Corporation entitled to vote on any matter with any other Person, either alone or together with its Related Persons, under circumstances that would result in shares of stock of the Corporation that would be subject to such agreement, plan or other arrangement not being voted on any matter, or the withholding of any proxy relating thereto, where the effect of such agreement, plan or other arrangement would be to enable any Person with the right to vote any shares of stock of the Corporation, but for this Article Sixth, either alone or together with its Related Persons, to vote, possess the right to vote or cause the voting of shares of stock of the Corporation that would exceed 20% of the then outstanding votes entitled to be cast on such matter (assuming that all shares of stock of the Corporation that are subject to such agreement, plan or arrangement are not outstanding votes entitled to be cast on such matter) (the “Recalculated Voting Limitation”), then the Person with such right to vote shares of stock of the Corporation, either alone or together with its Related Persons, shall not be entitled to vote or cause the voting of shares of stock of the Corporation beneficially owned by such Person, either alone or together with its Related Persons, in person or by proxy or through any voting agreement or other arrangement, to the extent that such shares represent in the aggregate more than the Recalculated Voting Limitation, and the Corporation shall disregard any such votes purported to be cast in excess of the Recalculated Voting Limitation.
(i)    The limitations set forth in this Section (a), as applicable, shall apply to each Person unless and until:
(A)    such Person shall have delivered to the Corporation, not less than 45 days (or such shorter period as the Board shall expressly consent to) prior to any vote, a notice in writing, of such Person’s intention, either alone or together with its Related Persons, to vote or cause the voting of shares of stock of the Corporation beneficially owned by such Person or its Related Persons, in person or by proxy or through any voting agreement or other arrangement, in excess of the such limitations, as applicable;
(B)    the Board shall have resolved to expressly permit such voting; and
(C)    such resolution shall have been filed with, and approved by, the Securities and Exchange Commission (“SEC”) under Section 19(b) of the Act, and shall have become effective thereunder.
(ii)    Subject to its fiduciary obligations under applicable law, the Board shall not adopt any resolution pursuant to clause (B) of Section (a)(i) of this Article Sixth unless the Board shall have determined that:
(A)    the exercise of such voting rights or the entering into of such agreement, plan or other arrangement, as applicable, by such Person, either alone or together with its Related Persons, will not impair the ability of either the Corporation or any Regulated Securities Exchange Subsidiary to discharge its respective responsibilities under the Act and the rules and regulations thereunder and is otherwise in the best interests of the Corporation, its stockholders and the Regulated Securities Exchange Subsidiaries;
(B)    the exercise of such voting rights or the entering into of such agreement, plan or other arrangement, as applicable, by such Person, either alone or together with its Related Persons, will not impair the SEC’s ability to enforce the Act;
(C)    in the case of a resolution to approve the exercise of voting rights in excess of 20% of the then outstanding votes entitled to be cast on such matter, (x) neither such Person nor any of its Related Persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Act) and (y) for so long as the Corporation directly or indirectly controls any Regulated Securities Exchange Subsidiary, neither such Person nor any of its Related Persons is a “Trading Permit Holder” (as defined in the Bylaws of any Regulated Securities Exchange Subsidiary as they may be amended from time to time) (any such Person that is a Related Person of such Trading Permit Holder shall hereinafter also be deemed to be a Trading Permit Holder for purposes of this Certificate of Incorporation, as the context may require); and
(D)    in the case of a resolution to approve the entering into of an agreement, plan or other arrangement under circumstances that would result in shares of stock of the Corporation that would be subject to such agreement, plan or other arrangement not being voted on any matter, or the withholding of any proxy relating thereto, where the effect of such agreement, plan or other arrangement would be to enable any Person, but for this Article Sixth, either alone or together with its Related Persons, to vote, possess the right to vote or cause the voting of shares of stock of the Corporation that would exceed 20% of the then outstanding votes entitled to be cast on such matter (assuming that all shares of stock of the Corporation that are subject to such agreement, plan or other arrangement are not outstanding votes entitled to be cast on such matter), (x) neither such Person nor any of its Related Persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Act) and (y) for so long as the Corporation directly or indirectly controls any Regulated Securities Exchange Subsidiary, neither such Person nor any of its Related Persons is a Trading Permit Holder.
In making such determinations, the Board may impose such conditions and restrictions on such Person and its Related Persons owning any shares of stock of the Corporation entitled to vote on any matter as the Board may in its sole discretion deem necessary, appropriate or desirable in furtherance of the objectives of the Act and the governance of the Corporation.
(iii)    If and to the extent that shares of stock of the Corporation beneficially owned by any Person or its Related Persons are held of record by any other Person, this Section (a) shall be enforced against such record owner by limiting the votes entitled to be cast by such record owner in a manner that will accomplish the limitations contained in this Section (a) applicable to such Person and its Related Persons.
(iv)    The limitations set forth in the first paragraph of this Section (a) shall not apply to (x) any solicitation of any revocable proxy from any stockholder of the Corporation by or on behalf of the Corporation or by any officer or director of the Corporation acting on behalf of the Corporation or (y) any solicitation of any revocable proxy from any stockholder of the Corporation by any other stockholder that is conducted pursuant to, and in accordance with, Regulation 14A promulgated pursuant to the Act (other than a solicitation pursuant to Rule 14a‑2(b)(2) promulgated under the Act, with respect to which this Section (a) of this Article Sixth shall apply).
(v)    For purposes of this Section (a), no Person shall be deemed to have any agreement, arrangement or understanding to act together with respect to voting shares of stock of the Corporation solely because such Person or any of such Person’s Related Persons has or shares the power to vote or direct the voting of such shares of stock as a result of (x) any solicitation of any revocable proxy from any stockholder of the Corporation by or on behalf of the Corporation or by any officer or director of the Corporation acting on behalf of the Corporation or (y) any solicitation of any revocable proxy from any stockholder of the Corporation by any other stockholder that is conducted pursuant to, and in accordance with, Regulation 14A promulgated pursuant to the Act (other than a solicitation pursuant to Rule 14a‑2(b)(2) promulgated under the Act, with respect to which this Section (a) of this Article Sixth shall apply), except if such power (or the arrangements relating thereto) is then reportable under Item 6 of Schedule 13D under the Act (or any similar provision of a comparable or successor report).

(b)    Ownership Concentration Limitation. Except as otherwise provided in this Section (b), no Person, either alone or together with its Related Persons, shall be permitted at any time to beneficially own directly or indirectly shares of stock of the Corporation representing in the aggregate more than 20% of the then outstanding shares of stock of the Corporation (the “Ownership Limitation”).
(i)    The Ownership Limitation shall apply to each Person unless and until: (x) such Person shall have delivered to the Corporation not less than 45 days (or such shorter period as the Board shall expressly consent to) prior to the acquisition of any shares that would cause such Person (either alone or together with its Related Persons) to exceed the Ownership Limitation, a notice in writing, of such Person’s intention to acquire such ownership; (y) the Board shall have resolved to expressly permit such ownership; and (z) such resolution shall have been filed with, and approved by, the SEC under Section 19(b) of the Act and shall have become effective thereunder.
(ii)    Subject to its fiduciary obligations under applicable law, the Board shall not adopt any resolution permitting ownership in excess of the Ownership Limitation unless the Board shall have determined that:
(A) such acquisition of beneficial ownership by such Person, either alone or together with its Related Persons, will not impair the ability of any Regulated Securities Exchange Subsidiary to discharge its responsibilities under the Act and the rules and regulations thereunder and is otherwise in the best interests of the Corporation, its stockholders and the Regulated Securities Exchange Subsidiaries;
(B) such acquisition of beneficial ownership by such Person, either alone or together with its Related Persons, will not impair the SEC’s ability to enforce the Act. In making such determinations under clauses (A) and (B) of this Section (b)(ii), the Board may impose such conditions and restrictions on such Person and its Related Persons owning any shares of stock of the Corporation entitled to vote on any matter as the Board may in its sole discretion deem necessary, appropriate or desirable in furtherance of the objectives of the Act and the governance of the Corporation;
(C) neither such Person nor any of its Related Persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Act); and
(D) for so long as the Corporation directly or indirectly controls any Regulated Securities Exchange Subsidiary, neither such Person nor any of its Related Persons is a Trading Permit Holder.
(iii)    Unless the conditions specified in Section (b)(i) of this Article Sixth are met, if any Person, either alone or together with its Related Persons, at any time beneficially owns shares of stock of the Corporation in excess of the Ownership Limitation, the Corporation shall be obligated to redeem promptly, at a price equal to the par value of such shares of stock and to the extent funds are legally available therefor, that number of shares of stock of the Corporation necessary so that such Person, together with its Related Persons, shall beneficially own directly or indirectly shares of stock of the Corporation representing in the aggregate no more than 20% of the then outstanding shares of the Corporation, after taking into account that such redeemed shares shall become treasury shares and shall no longer be deemed to be outstanding.
(c)    Redemptions.
(i)    In the event the Corporation shall redeem shares of stock (the “Redeemed Stock”) of the Corporation pursuant to any provision of this Article Sixth, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than five business nor more than 60 calendar days prior to the redemption date, to the holder of the Redeemed Stock, at such holder’s address as the same appears on the stock register of the Corporation. Each such notice shall state: (w) the redemption date; (x) the number of shares of Redeemed Stock to be redeemed; (y) the aggregate redemption price, which shall equal the aggregate par value of such shares; and (z) the place or places where such Redeemed Stock is to be surrendered for payment of the aggregate redemption price. Failure to give notice as aforesaid, or any defect therein, shall not affect the validity of the redemption of Redeemed Stock. From and after the redemption date (unless the Corporation shall default in providing funds for the payment of the redemption price), the shares of Redeemed Stock which have been redeemed as aforesaid shall become treasury shares and shall no longer be deemed to be outstanding, and all rights of the holder of such Redeemed Stock as a stockholder of the Corporation (except the right to receive from the Corporation the redemption price against delivery to the Corporation of evidence of ownership of such shares) shall cease.
(ii)     If and to the extent that shares of stock of the Corporation beneficially owned by any Person or its Related Persons are held of record by any other Person, this Article Sixth shall be enforced against such record owner by requiring the redemption of shares of stock of the Corporation held by such record owner in accordance with this Article Sixth, in a manner that will accomplish the Ownership Limitation applicable to such Person and its Related Persons.
(d)    Right to Information. The Corporation shall have the right to require any Person and its Related Persons that the Board reasonably believes (x) to be subject to the limitations contained in Section (a) of this Article Sixth, (y) to beneficially own shares of stock of the Corporation entitled to vote on any matter in excess of the Ownership Limitation, or (z) to beneficially own an aggregate of 5% or more of the then outstanding shares of stock of the Corporation entitled to vote on any matter, which ownership such Person, either alone or together with its Related Persons, has not reported to the Corporation, to provide to the Corporation, upon the Corporation’s request, complete information as to all shares of stock of the Corporation beneficially owned by such Person and its Related Persons and any other factual matter relating to the applicability or effect of this Article Sixth as may reasonably be requested of such Person and its Related Persons. Any constructions, applications or determinations made by the Board pursuant to this Article Sixth in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its directors, officers and stockholders.
SEVENTH: (a) Authority. The governing body of the Corporation shall be the Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board.
(b)    Number of Directors. The Board shall consist of not less than 11 and not more than 23 directors, the exact number to be fixed in accordance with the Bylaws of the Corporation.
EIGHTH: No Person that is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Act) may be a director or officer of the Corporation.
NINTH: No Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
TENTH: (a) The Corporation shall, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, indemnify and hold harmless any Person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director, officer or member of a committee of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with a proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section (c) of this Article Tenth, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered

Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board.
(b)    Expenses (including attorneys’ fees) incurred by a Covered Person in defending a proceeding, including appeals, shall, to the extent not prohibited by law, be paid by the Corporation in advance of the final disposition of such proceeding; provided, however, that the Corporation shall not be required to advance any expenses to a Person against whom the Corporation directly brings an action, suit or proceeding alleging that such Person (1) committed an act or omission not in good faith or (2) committed an act of intentional misconduct or a knowing violation of law. Additionally, an advancement of expenses incurred by a Covered Person shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal or otherwise in accordance with Delaware law that such Covered Person is not entitled to be indemnified for such expenses under this Article Tenth.
(c)    If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article Tenth is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
(d)    The provisions of this Article Tenth shall be deemed to be a contract between the Corporation and each Covered Person who serves in any such capacity at any time while this Article Tenth is in effect, and any repeal or modification of any applicable law or of this Article Tenth shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.
(e)    Persons not expressly covered by the foregoing provisions of this Article Tenth, such as those (x) who are or were employees or agents of the Corporation, or are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, or (y) who are or were directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger in which the Corporation was the resulting or surviving corporation, or who are or were serving at the request of such constituent corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified or advanced expenses to the extent authorized at any time or from time to time by the Board.
(f)    The rights conferred on any Covered Person by this Article Tenth shall not be deemed exclusive of any other rights to which such Covered Person may be entitled by law or otherwise, and shall continue as to a Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such Person.
(g)    The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.
(h)    Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.
(i)    The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, manager, officer, trustee, employee or agent of the Corporation or another corporation, or of a partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss (as such terms are used in this Article Tenth), whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the GCL.
ELEVENTH: The Corporation reserves the right to amend this Certificate of Incorporation, and to change or repeal any provision of the Certificate of Incorporation, in the manner prescribed at the time by statute, and all rights conferred upon stockholders by such Certificate of Incorporation are granted subject to this reservation. For so long as this Corporation shall control, directly or indirectly, any Regulated Securities Exchange Subsidiary, before any amendment to or repeal of any provision of this Certificate of Incorporation shall be effective, such amendment or repeal shall be submitted to the board of directors of each Regulated Securities Exchange Subsidiary and if such amendment or repeal must be filed with or filed with and approved by the SEC, then such amendment or repeal shall not become effective until filed with or filed with and approved by the SEC, as the case may be.
TWELFTH: The Bylaws of the Corporation may be altered, amended or repealed, and new Bylaws may be adopted at any time, by the Board. Stockholders of the Corporation may alter, amend or repeal any Bylaw; provided that, in addition to any other vote which may be required by law, the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, alter, amend or repeal any provision of the Corporation’s Bylaws. For so long as this Corporation shall control, directly or indirectly, any Regulated Securities Exchange Subsidiary, before any amendment to or repeal of any provision of the Corporation’s Bylaws shall be effective, such amendment or repeal shall be submitted to the board of directors of each Regulated Securities Exchange Subsidiary and if such amendment or repeal must be filed with or filed with and approved by the SEC, then such amendment or repeal shall not become effective until filed with or filed with and approved by the SEC, as the case may be.
THIRTEENTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
FOURTEENTH: The Corporation, its directors, officers, agents and employees, irrevocably submit to the jurisdiction of the U.S. federal courts, the SEC, and the Regulated Securities Exchange Subsidiaries, for the purposes of any suit, action or proceeding pursuant to U.S. federal securities laws or the rules or regulations thereunder, commenced or initiated by the SEC arising out of, or relating to, the Regulated Securities Exchange Subsidiaries’ activities (and shall be deemed to agree that the Corporation may serve as the U.S. agent for purposes of service of process in such suit, action or proceeding), and hereby waive, and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claims that they are not personally subject to the jurisdiction of the U.S. federal courts, the SEC, and the Regulated Securities Exchange Subsidiaries, that the suit, action or proceeding is an inconvenient forum or that the venue of the suit, action or proceeding is improper, or that the subject matter thereof may not be enforced in or by such courts or agency.
FIFTEENTH: To the fullest extent permitted by applicable law, all confidential information pertaining to the self-regulatory function of Regulated Securities Exchange Subsidiaries (including but not limited to disciplinary matters, trading data, trading practices and audit information) contained in the books and records of any Regulated Securities Exchange Subsidiary that shall come into the possession of the Corporation shall: (1) not be made available to any Persons (other than as provided in the next sentence) other than to those officers, directors, employees and agents of the Corporation that have a reasonable need to know the contents thereof; (2) be retained in confidence by the Corporation and the officers, directors, employees and agents of the Corporation; and (3) not be used for any commercial purposes. Notwithstanding the foregoing sentence, nothing in this Certificate of Incorporation shall be interpreted so as to limit or impede the rights of the SEC or any Regulated Securities Exchange Subsidiary to access and examine such confidential information pursuant to the federal securities laws and the rules and regulations thereunder, or to limit or impede the ability of any officers, directors, employees or agents of the Corporation to disclose such confidential information to the SEC or any Regulated Securities Exchange Subsidiary.
For so long as the Corporation directly or indirectly controls any Regulated Securities Exchange Subsidiary, the books, records, premises, officers, directors and employees of the Corporation shall be deemed to be the books, records, premises, officers, directors and employees of the Regulated Securities Exchange Subsidiary for purposes of and subject to oversight pursuant to the Act, but only to the extent that such books, records, premises, officers, directors and employees of the Corporation relate to the business of such Regulated Securities Exchange Subsidiary. The books and records related to the business of a Regulated Securities Exchange Subsidiary shall be subject at all times to inspection and copying by the SEC and the Regulated Securities Exchange Subsidiary.
SIXTEENTH: (a) The Corporation shall comply with the federal securities laws and the rules and regulations thereunder and shall cooperate with the SEC, and each Regulated Securities Exchange Subsidiary pursuant to and to the extent of its regulatory authority, and shall take reasonable steps necessary to cause its agents to cooperate with the SEC and, where applicable, the Regulated Securities Exchange Subsidiaries pursuant to their regulatory authority, with respect to such agents’ activities related to the Regulated Securities Exchange Subsidiaries. No stockholder, employee, former employee, beneficiary, customer, creditor, community or regulatory authority or member thereof shall have any rights against the Corporation or any director, officer or employee of the Corporation under this Section (a) of this Article Sixteenth.
(b)    The Corporation shall take reasonable steps necessary to cause its directors, officers and employees, prior to accepting such a position with the Corporation, to consent in writing to the applicability to them of Article Fourteenth, Article Fifteenth and Sections (c) and (d) of this Article Sixteenth of this Certificate of Incorporation, as applicable, with respect to their activities related to any of the Regulated Securities Exchange Subsidiaries. In addition, the Corporation shall take reasonable steps necessary to cause its agents, prior to accepting such a position with the Corporation, to be subject to the provisions of Article Fourteenth, Article Fifteenth and Sections (c) and (d) of this Article Sixteenth of this Certificate of Incorporation, as applicable, with respect to their activities related to any of the Regulated Securities Exchange Subsidiaries.
(c)    For so long as the Corporation shall control, directly or indirectly, any Regulated Securities Exchange Subsidiary, each officer, director and employee of the Corporation shall give due regard to the preservation of the independence of the self regulatory function of the Regulated Securities Exchange Subsidiaries and to each of the Regulated Securities Exchange Subsidiaries’ obligations under the Act, and the rules thereunder including, without limitation, Section 6(b) of the Act and shall not take any actions which he or she knows or reasonably should have known would interfere with the effectuation of any decisions by the board of directors of any Regulated Securities Exchange Subsidiary relating to such Regulated Securities Exchange Subsidiary’s regulatory functions (including disciplinary matters) or which would adversely affect the ability of the Regulated Securities Exchange Subsidiary to carry out such Regulated Securities Exchange Subsidiary’s responsibilities under the Act.
(d) In discharging his or her responsibilities as a member of the Board, each director shall take into consideration the effect that the Corporation’s actions would have on the ability of each Regulated Securities Exchange Subsidiary to carry out its responsibilities under the Act and on the ability of each Regulated Securities Exchange Subsidiary and the Corporation: to engage in conduct that fosters and does not interfere with each Regulated Securities Exchange Subsidiary’s and the Corporation’s ability to prevent fraudulent and manipulative acts and practices; to promote just and equitable principles of trade; to foster cooperation and coordination with Persons engaged in regulating, clearing, settling, processing information with respect to, and facilitating transactions in securities; to remove impediments to and perfect the mechanisms of a free and open market and a national market system; and, in general, to protect investors and the public interest. In discharging his or her responsibilities as a member of the Board or as an officer or employee of the Corporation, each such director, officer or employee shall comply with the federal securities laws and the rules and regulations thereunder and shall cooperate with the SEC, and each Regulated Securities Exchange Subsidiary pursuant to its regulatory authority.
SEVENTEENTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
IN WITNESS WHEREOF, CBOE Holdings, Inc. has caused this certificate to be signed as of this 15th day of December, 2015.

CBOE HOLDINGS, INC.
By:	/s/ Edward L. Provost
Name:	Edward L. Provost
Its:	President and Chief Operating Officer